Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

PRESS RELEASE

DATE:	August 5, 2004
CONTACT:	David Richards, Chief Financial Officer, 949-595-7200
www.endologix.com

Endologix, Inc.Reports

2nd Quarter 2004 Results

Irvine, CA — August 5, 2004 — Endologix, Inc., (NASDAQ: ELGX) today announced financial results for the secondquarter ended June 30, 2004.

Paul McCormick, Endologix’s President and CEO, said, “During the second quarter, we continued to make significant progress on the FDA’s review of our pre-market application (“PMA”) for the infrarenal Powerlink System for treating Abdominal Aortic Aneurysms. Moreover, we received and responded to the FDA’s letter following their in-depth review of our PMA. Based upon the FDA’s review thus far, and the strength of our clinical results, we continue to believe that we will receive FDA approval for our infrarenal Powerlink System in the second half of 2004.”

Total revenues for the second quarter of 2004 were 22% higher at $1,202,000, compared with $989,000 for the second quarter of 2003. The increase was due to higher product revenues for the second quarter of 2004 of $565,000, primarily from initial orders from our new European distributor, Edwards LifeSciences AG, and was partially offset by a decrease of $352,000 in license revenues from Guidant product licensing.

Total revenues for the first six months of 2004 were 6% lower at $2,022,000, compared with $2,151,000 for the same period of 2003. The increase in product revenue of $418,000 for the first six months of 2004 was due primarily from initial orders from our new European distributor, and was offset by a $547,000 decrease in license revenue from Guidant. We anticipate that Guidant license revenues will continue to decline.

Total operating expenses increased $319,000 for the second quarter of 2004 to $2,886,000, compared with $2,567,000 for the same period of 2003. The increase in sales and marketing staffing costs was related to higher staffing costs incurred in anticipation of a focused U.S. launch of our infrarenal Powerlink System in the second half of 2004 and accounted primarily for the increase in operating expenses during the second quarter of 2004.

Total operating expenses increased $683,000 for the first six months of 2004 to $5,500,000, compared with $4,817,000 for the same period of 2003. During the first six months of 2004, costs increased $435,000 for sales and marketing due primarily to staffing increases, as described above. General and administration costs increased $696,000 due mainly to a 2003 legal cost reimbursement of $468,000 under a lawsuit settlement, and 2004 consulting costs for review of our internal controls over financial reporting, as required under section 404 of the Sarbanes-Oxley Act. These cost increases were partially offset by a decrease in research and development costs for legacy radiation product clinical trials of $445,000.

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. The Company’s Powerlink System is an endoluminal stent graft for treating abdominal aortic aneurysm (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%, making it the 13th leading cause of death in the United States. Additional information can be found on the Company’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including reduction of Company revenue resulting from declines in sales of Guidant’s royalty-bearing products, and the unpredictability of clinical trials and regulatory approval, changes in future economic, competitive and market conditions, uncertainty of acceptance in the marketplace and future business decisions, adequacy of financial resources to support operations after December 31, 2005 and our ability to raise capital, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, and the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other reports filed thereafter.

{ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2004	2003	2004
Revenue:
Product sales	$295	$860	$785	$1,203
License revenue	694	342	1,366	819

Total revenues	989	1,202	2,151	2,022
Cost of product sales	108	415	365	658

Gross profit	881	787	1,786	1,364
Operating expenses:
Research, development and clinical	1,715	1,652	3,561	3,097
Marketing and sales	154	481	437	872
General and administrative	697	753	835	1,531
Minority Interest	1	--	(16)	--

Total operating expenses	2,567	2,886	4,817	5,500

Loss from operations	(1,686)	(2,099)	(3,031)	(4,136)
Other income (expense):
Interest income	46	83	200	137
Gain (loss) on disposal of assets	(11)	--	(8)	3
Other expense	(2)	(16)	(4)	(9)

Total other income	33	67	188	131

Net loss	($ 1,653)	($ 2,032)	($ 2,843)	($ 4,005)

Basic and diluted net loss per share	($ 0.07)	($ 0.06)	($ 0.12)	($ 0.13)

Shares used in computing basic and
diluted net loss per share	23,915	31,717	23,981	30,495

{ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)
(Unaudited)

	December 31,	June 30,
	2003	2004
ASSETS
Cash, cash equivalents and marketable securities	$12,568	$21,398
Accounts receivable, net	239	505
Other receivables	656	442
Inventories	2,780	3,195
Other current assets	245	374

Total current assets	16,488	25,913
Property and equipment, net	141	195
Marketable securities	211	5,054
Goodwill and other intangibles, net	18,136	17,433
Other assets	367	28

Total Assets	$35,343	$48,624

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$1,468	$1,858
Accrued compensation	--	88

Total liabilities	1,468	1,946
Stockholders' equity	33,875	46,678

Total Liabilities and Stockholders' Equity	$35,343	$48,624

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